Exhibit 99.1

U.S. Bancorp Reports Third Quarter 2020 Results • Net income of $1,580 million with net revenue of $5,964 million • Return on average assets of 1.17% and return on average common equity of 12.8%
3Q20 Key Financial Data	3Q20 Highlights

PROFITABLITY METRICS	3Q20	2Q20	3Q19

• Net income of $1,580 million and diluted earnings per common share of $0.99

• Return on average assets of 1.17% and return on average common equity of 12.8%

• Net revenue of $5,964 million, including $3,252 million of net interest income and $2,712 million of noninterest income

• Noninterest income growth of 3.7% year-over-year

• Average total loans grew 6.4% year-over-year

• Average total deposits grew 15.9% year-over-year

• Provision for credit losses of $635 million including a provision of $120 million related to an acquired loan portfolio

• CET1 capital ratio increased to 9.4% at September 30, 2020 compared with 9.1% at December 31, 2019

Return on average assets (%)	1.17	.51	1.57
Return on average common equity (%)	12.8	5.3	15.3
Return on tangible common equity (%) (a)	16.6	7.1	19.4
Net interest margin (%)	2.67	2.62	3.02
Efficiency ratio (%) (a)	56.6	57.6	53.3
INCOME STATEMENT (b)	3Q20	2Q20	3Q19
Net interest income (taxable-equivalent basis)	$3,252	$3,224	$3,306
Noninterest income	$2,712	$2,614	$2,614
Net income attributable to U.S. Bancorp	$1,580	$689	$1,908
Diluted earnings per common share	$.99	$.41	$1.15
Dividends declared per common share	$.42	$.42	$.42
BALANCE SHEET (b)	3Q20	2Q20	3Q19
Average total loans	$311,018	$318,107	$292,436
Average total deposits	$405,523	$403,303	$349,933
Net charge-off ratio	.66%	.55%	.48%
Book value per common share (period end)	$30.93	$30.46	$30.26
Basel III standardized CET1 (c)	9.4%	9.0%	9.6%
(a) See Non-GAAP Financial Measures reconciliation on page 17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“In the third quarter, we reported earnings per share of $0.99 and delivered a return on average common equity of 12.8 percent. Our results, during this challenging economic environment, are a testament to our diverse business mix and consistent approach to credit risk management. Consumer loan growth was robust, and our fee-based businesses performed well. Our mortgage banking business was particularly strong in the third quarter as we continued to support customers’ home financing and re-financing needs, and our payments businesses benefited from improving consumer spending activity as state and local economies continued to open. Our capital and liquidity positions remain strong and although credit losses are increasing for the entire industry we are well positioned to navigate a more challenging credit environment. I want to thank our employees for all their hard work and dedication in serving our customers and communities as they deal with their individual challenges created by the COVID-19 environment.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Commitment to Diversity and Inclusion

U.S. Bank was recently named a top 10 percent performer on the 2020 Diversity Best Practices Inclusion Index for the third consecutive year. Diversity Best Practices compiles the ranking based on a variety of factors and the top 10 percent score reflects U.S. Bank’s efforts in three focus areas: recruitment, advancement and retention of people from underrepresented groups; creating an inclusive company culture through leadership, accountability, communications and employee engagement; and demographics/transparency.

Providing Business Owners Faster Access to Funds

To give business owners more flexibility and control of their money, U.S. Bank recently launched Everyday Funding, a service that makes funds available more quickly as merchants receive payments from their customers. Everyday Funding is an innovative cash payment service designed to provide the fastest free funding in the payments industry by making funds available within hours, seven days a week.

Banking Made Easy

U.S. Bank recently introduced the new U.S. Bank Smart Assistant within the U.S. Bank Mobile App. U.S. Bank Smart Assistant was created with a unique “voice-first” design allowing users a similar experience to how they would interact with their banker when looking for information or help managing their accounts. The U.S. Bank Smart Assistant is just the latest in a string of impressive features added to the U.S. Bank Mobile App.

Most Powerful Women in Banking and Finance

American Banker magazine recently named Kate Quinn, U.S. Bank Vice Chair and Chief Administrative Officer, and Gunjan Kedia, U.S. Bank Vice Chair of Wealth Management and Investment Services, to its 2020 “Most Powerful Women in Banking and Finance” lists. U.S. Bancorp also earned a Top Team Award. The team award is a representation of the entire company, based on factors including: the presence and influence of women in senior ranks; the performance of women-led business units; commitment to and progress toward fostering diversity in key roles; and improvements in the representation of women in the pipeline.

U.S. Bancorp Third Quarter 2020 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change
Net interest income	$3,227	$3,200	$3,281	.8	(1.6)	$9,650	$9,845	(2.0)
Taxable-equivalent adjustment	25	24	25	4.2	--	73	79	(7.6)
Net interest income (taxable-equivalent basis)	3,252	3,224	3,306	.9	(1.6)	9,723	9,924	(2.0)
Noninterest income	2,712	2,614	2,614	3.7	3.7	7,851	7,395	6.2
Total net revenue	5,964	5,838	5,920	2.2	.7	17,574	17,319	1.5
Noninterest expense	3,371	3,318	3,144	1.6	7.2	10,005	9,384	6.6
Income before provision and income taxes	2,593	2,520	2,776	2.9	(6.6)	7,569	7,935	(4.6)
Provision for credit losses	635	1,737	367	(63.4)	73.0	3,365	1,109	nm
Income before taxes	1,958	783	2,409	nm	(18.7)	4,204	6,826	(38.4)
Income taxes and taxable-equivalent adjustment	372	88	492	nm	(24.4)	744	1,373	(45.8)
Net income	1,586	695	1,917	nm	(17.3)	3,460	5,453	(36.5)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(9)	--	33.3	(20)	(25)	20.0
Net income attributable to U.S. Bancorp	$1,580	$689	$1,908	nm	(17.2)	$3,440	$5,428	(36.6)
Net income applicable to U.S. Bancorp common shareholders	$1,494	$614	$1,821	nm	(18.0)	$3,196	$5,175	(38.2)
Diluted earnings per common share	$.99	$.41	$1.15	nm	(13.9)	$2.11	$3.25	(35.1)

Net income attributable to U.S. Bancorp was $1,580 million for the third quarter of 2020, which was 17.2 percent lower than the $1,908 million for the third quarter of 2019, and higher than the $689 million for the second quarter of 2020. Diluted earnings per common share were $0.99 in the third quarter of 2020, compared with $1.15 in the third quarter of 2019 and $0.41 in the second quarter of 2020. During a challenging period adversely impacted by the COVID-19 pandemic, the Company’s diversified business generated growth in net revenue and supported a provision for credit losses of $635 million resulting in a $120 million increase in the allowance for credit losses in the third quarter of 2020 compared with a $1,737 million provision for credit losses in the second quarter of 2020.

The decrease in net income year-over-year was primarily due to lower net interest income as well as increases in expenses and the provision for credit losses driven by higher net charge-offs and the acquisition of the State Farm credit card portfolio in the third quarter of 2020, partially offset by an increase in noninterest income. The components of net income are being adversely impacted by the COVID-19 environment resulting in significantly lower interest rates and consumer and business spending activities and changes in credit quality. The provision for credit losses takes into account expected loss estimates considering various factors including the economic outlook, changing credit quality and ongoing new loan production and acquired loans. Net interest income decreased 1.6 percent on a year-over-year basis, primarily due to the impact of lower rates from a year ago, partially offset by deposit and funding mix as well as loan growth. The net interest margin declined 35 basis points from a year ago to 2.67 percent in the third quarter of 2020. The decline was primarily due to the impact of a lower yield curve, decisions to maintain higher levels of liquidity, and higher premium amortization within the investment portfolio, partially offset by the net benefit of changing loan mix and deposit and funding composition. Noninterest income increased 3.7 percent compared with a year ago, driven by significant growth in mortgage banking revenue due to refinancing production and strong growth in commercial products revenue due to capital markets activities. Growth in these fee categories was partially offset by a decline in payment services revenue and deposit service charges related to lower consumer and commercial spending. Additionally, other noninterest income declined on a year-over-year basis due to lower equity investment income, tax-advantaged investment syndication revenue and certain asset impairments as a result of branch optimization initiatives. Noninterest expense increased 7.2 percent reflecting approximately $49 million of costs related to the COVID-19 environment and an increase in revenue-related production expenses of approximately $108 million in the third quarter of 2020. Additionally, noninterest expense reflected an increase in personnel costs and technology and communications expense related to developing digital capabilities and related business investment, as well as an increase in other noninterest expense, partially offset by lower marketing and business development expense and professional services expense.

U.S. Bancorp Third Quarter 2020 Results

Net income increased on a linked quarter basis primarily due to a lower provision for credit losses. The Company’s pre-provision income increased 2.9 percent on a linked quarter basis, driven by higher total net revenue of 2.2 percent, partially offset by an increase in noninterest expense of 1.6 percent on a linked quarter basis. Net interest income increased 0.9 percent on a taxable-equivalent basis primarily due to deposit and funding mix, one additional day in the third quarter, and higher loan fees, partially offset by lower loan spreads and a decline in average loan balances. The net interest margin increased by 5 basis points on a linked quarter basis, primarily reflecting the impact of lower cash balances. The Company expects to continue maintaining higher levels of liquidity given the environment. Noninterest income increased 3.7 percent compared with the second quarter of 2020 driven by improving payment services revenue, deposit service charges and higher other noninterest income, partially offset by an expected decline in commercial products revenue, mortgage banking revenue, and gains on the sale of securities. Noninterest expense increased 1.6 percent on a linked quarter basis, reflecting continued business investment in digital capabilities, incremental costs related to the prepaid card business and the acquisition of a credit card portfolio during the quarter.

U.S. Bancorp Third Quarter 2020 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Change
Components of net interest income
Income on earning assets	$3,598	$3,697	$4,465	$(99)	$(867)	$11,437	$13,326	$(1,889)
Expense on interest-bearing liabilities	346	473	1,159	(127)	(813)	1,714	3,402	(1,688)
Net interest income	$3,252	$3,224	$3,306	$28	$(54)	$9,723	$9,924	$(201)

Average yields and rates paid
Earning assets yield	2.95%	3.00%	4.08%	(.05)%	(1.13)%	3.21%	4.16%	(.95)%
Rate paid on interest-bearing liabilities	.39	.50	1.37	(.11)	(.98)	.63	1.38	(.75)%
Gross interest margin	2.56%	2.50%	2.71%	.06%	(.15)%	2.58%	2.78%	(.20)%
Net interest margin	2.67%	2.62%	3.02%	(.05)%	(.35)%	2.73%	3.10%	(.37)%

Average balances
Investment securities (a)	$128,565	$120,867	$117,213	$7,698	$11,352	$123,444	$115,628	$7,816
Loans	311,018	318,107	292,436	(7,089)	18,582	308,935	289,278	19,657
Earning assets	486,104	494,119	435,673	(8,015)	50,431	476,018	427,426	48,592
Interest-bearing liabilities	357,739	380,320	336,627	(22,581)	21,112	297,663	329,562	(31,899)

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the third quarter of 2020 was $3,252 million, a decrease of $54 million (1.6 percent) compared with the third quarter of 2019. The decrease was principally driven by the impact of lower rates from a year ago, partially offset by deposit and funding mix as well as loan growth. Average earning assets were $50.4 billion (11.6 percent) higher than the third quarter of 2019, reflecting increases of $18.6 billion (6.4 percent) in average total loans, $11.4 billion (9.7 percent) in average investment securities, and $17.0 billion (78.8 percent) in average other earning assets primarily representing cash balances.

Net interest income on a taxable-equivalent basis increased $28 million (0.9 percent) on a linked quarter basis primarily driven by deposit and funding mix, one additional day in the third quarter and higher loan fees, partially offset by higher premium amortization within the investment portfolio and a decrease in loan volume. Average earning assets were $8.0 billion (1.6 percent) lower on a linked quarter basis, reflecting a decrease of $7.1 billion (2.2 percent) in average total loans and $10.3 billion (21.1 percent) in average other earning assets. The decrease in average total loans was primarily due to continued paydowns by corporate customers that accessed the capital markets during the third quarter. Average investment securities were $7.7 billion (6.4 percent) higher on a linked quarter basis.

The net interest margin in the third quarter of 2020 was 2.67 percent, compared with 3.02 percent in the third quarter of 2019 and 2.62 percent in the second quarter of 2020. The decrease in the net interest margin from the prior year was primarily due to the impact of a lower rates and changes in the yield curve, a decision to maintain higher cash balances for liquidity and higher premium amortization, partially offset by the net benefit of changing loan mix and deposit and funding mix. The increase in net interest margin of 5 basis points on a linked quarter basis reflects the impact of lower cash balances. The Company expects to maintain higher liquidity levels due to the acquisition in early October 2020 of approximately $10 billion of deposit balances from State Farm Bank.

The increase in average investment securities on a linked quarter and year-over-year basis was due to purchases of mortgage-backed, U.S. Treasury and state and political securities net of prepayments and maturities.

U.S. Bancorp Third Quarter 2020 Results

AVERAGE LOANS
($ in millions)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change

Commercial	$109,899	$122,442	$98,175	(10.2)	11.9	$110,886	$97,472	13.8
Lease financing	5,590	5,597	5,485	(.1)	1.9	5,615	5,485	2.4
Total commercial	115,489	128,039	103,660	(9.8)	11.4	116,501	102,957	13.2

Commercial mortgages	29,849	30,194	28,319	(1.1)	5.4	29,855	28,414	5.1
Construction and development	11,080	10,894	10,671	1.7	3.8	10,844	10,860	(.1)
Total commercial real estate	40,929	41,088	38,990	(.4)	5.0	40,699	39,274	3.6

Residential mortgages	75,786	71,122	68,608	6.6	10.5	72,612	67,019	8.3

Credit card	22,052	21,510	23,681	2.5	(6.9)	22,465	23,040	(2.5)

Retail leasing	8,438	8,412	8,442	.3	--	8,441	8,524	(1.0)
Home equity and second mortgages	13,551	14,386	15,601	(5.8)	(13.1)	14,256	15,807	(9.8)
Other	34,773	33,550	33,454	3.6	3.9	33,961	32,657	4.0
Total other retail	56,762	56,348	57,497	.7	(1.3)	56,658	56,988	(.6)

Total loans	$311,018	$318,107	$292,436	(2.2)	6.4	$308,935	$289,278	6.8

Average total loans for the third quarter of 2020 were $18.6 billion (6.4 percent) higher than the third quarter of 2019. The increase was primarily due to higher total commercial loans (11.4 percent), reflecting the impact of loans made under the SBA’s Paycheck Protection Program, along with growth in residential mortgages (10.5 percent) given the lower interest rate environment and higher GNMA buybacks. These increases were partially offset by lower credit card loans (6.9 percent) and home equity and second mortgages (13.1 percent).

Average total loans were $7.1 billion (2.2 percent) lower than the second quarter of 2020 primarily driven by lower total commercial loans (9.8 percent), reflecting continued paydowns by corporate customers, partially offset by higher residential mortgages (6.6 percent) given the lower interest rate environment and higher GNMA buybacks. The increase in credit card loans (2.5 percent) was primarily due to the acquisition of the State Farm credit card portfolio in the third quarter of 2020.

U.S. Bancorp Third Quarter 2020 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change

Noninterest-bearing deposits	$109,375	$95,106	$74,594	15.0	46.6	$92,935	$73,711	26.1
Interest-bearing savings deposits
Interest checking	84,494	83,789	72,007	.8	17.3	81,890	71,539	14.5
Money market savings	124,115	129,692	114,475	(4.3)	8.4	125,247	107,568	16.4
Savings accounts	53,499	51,237	46,348	4.4	15.4	50,937	45,855	11.1
Total savings deposits	262,108	264,718	232,830	(1.0)	12.6	258,074	224,962	14.7
Time deposits	34,040	43,479	42,509	(21.7)	(19.9)	39,589	44,890	(11.8)
Total interest-bearing deposits	296,148	308,197	275,339	(3.9)	7.6	297,663	269,852	10.3

Total deposits	$405,523	$403,303	$349,933	.6	15.9	$390,598	$343,563	13.7

Average total deposits for the third quarter of 2020 were $55.6 billion (15.9 percent) higher than the third quarter of 2019. Average noninterest-bearing deposits increased $34.8 billion (46.6 percent) driven by Corporate and Commercial Banking and Consumer and Business Banking. Average total savings deposits were $29.3 billion (12.6 percent) higher year-over-year driven by Consumer and Business Banking and Corporate and Commercial Banking. Average time deposits were $8.5 billion (19.9 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $2.2 billion (0.6 percent) from the second quarter of 2020. On a linked quarter basis, average noninterest-bearing deposits increased $14.3 billion (15.0 percent) driven by Consumer and Business Banking and Corporate and Commercial Banking. Average total savings deposits decreased $2.6 billion (1.0 percent) compared with the second quarter of 2020 primarily due to decreases in Corporate and Commercial Banking and Wealth Management and Investment Services, partially offset by an increase in Consumer and Business Banking. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, decreased $9.4 billion (21.7 percent) on a linked quarter basis primarily within Corporate and Commercial Banking.

The growth in average noninterest-bearing deposits and total average savings deposits year-over-year was primarily a result of the actions by the federal government to increase liquidity in the financial system, customers maintaining balance sheet liquidity by utilizing existing credit facilities and government stimulus programs.

U.S. Bancorp Third Quarter 2020 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change

Credit and debit card revenue	$388	$284	$366	36.6	6.0	$976	$1,035	(5.7)
Corporate payment products revenue	125	101	177	23.8	(29.4)	371	506	(26.7)
Merchant processing services	347	266	410	30.5	(15.4)	950	1,192	(20.3)
Trust and investment management fees	434	434	421	--	3.1	1,295	1,235	4.9
Deposit service charges	170	133	234	27.8	(27.4)	512	678	(24.5)
Treasury management fees	145	137	139	5.8	4.3	425	438	(3.0)
Commercial products revenue	303	355	240	(14.6)	26.3	904	708	27.7
Mortgage banking revenue	553	648	272	(14.7)	nm	1,596	630	nm
Investment products fees	48	45	46	6.7	4.3	142	138	2.9
Securities gains (losses), net	12	81	25	(85.2)	(52.0)	143	47	nm
Other	187	130	284	43.8	(34.2)	537	788	(31.9)

Total noninterest income	$2,712	$2,614	$2,614	3.7	3.7	$7,851	$7,395	6.2

Third quarter noninterest income of $2,712 million was $98 million (3.7 percent) higher than the third quarter of 2019 reflecting higher credit and debit card revenue, growth in trust and investment management fees, and strong mortgage banking revenue and commercial products revenue. Growth in these fee categories was partially offset by lower merchant processing services and corporate payment product revenue, deposit service charges, and other noninterest income. Credit and debit card revenue includes significantly higher prepaid card fees in the third quarter related to the lagged impact of stimulus programs in the second quarter of 2020. Excluding the impact of prepaid card fees, credit and debit card revenues declined 11.5 percent consistent with changes in consumer spending sales volumes. Mortgage banking revenue increased $281 million due to higher mortgage production and stronger gain on sale margins, partially offset by the unfavorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Commercial products revenue increased $63 million (26.3 percent) primarily due to higher corporate bond issuance fees and trading activities. Partially offsetting these increases, merchant processing services decreased $63 million (15.4 percent) and corporate payment products revenue declined $52 million (29.4 percent), both driven by lower sales volume due to the worldwide impact of the COVID-19 pandemic on consumer and business spending. Deposit service charges decreased $64 million (27.4 percent) primarily due to lower volume. Other noninterest income decreased $97 million (34.2 percent) due to lower equity investment income, tax-advantaged investment syndication revenue and certain asset impairments as a result of branch optimization initiatives.

Noninterest income was $98 million (3.7 percent) higher in the third quarter of 2020 compared with the second quarter of 2020, reflecting higher payment services revenue, deposit service charges, and other noninterest income, partially offset by lower commercial products revenue and mortgage banking revenue, as well as lower gains on the sale of securities. Payment services revenue increased $209 million (32.1 percent) compared with the second quarter of 2020 driven by $104 million (36.6 percent) higher credit and debit card revenue, $24 million (23.8 percent) higher corporate payment products revenue and $81 million (30.5 percent) higher merchant processing services revenue. The growth, on a linked quarter basis, was primarily driven by higher sales volumes that continue to improve from the second quarter of 2020 and state unemployment distributions on prepaid debit cards in the third quarter. Deposit service charges increased $37 million (27.8 percent) primarily due to higher volume and lower fee waivers related to customers impacted by COVID-19 compared with the second quarter of 2020. Other noninterest income increased $57 million (43.8 percent) primarily due to higher than expected retail leasing end of term residual gains and tax-advantaged investment syndication revenue. Other revenue also included equity investment income substantially offset by asset impairments as a result of branch optimization initiatives. Partially offsetting these increases, commercial products revenue decreased $52 million (14.6 percent) on a linked quarter basis primarily due to lower corporate bond fees and trading revenue. Mortgage banking revenue decreased $95 million (14.7 percent) due to lower mortgage production and related gain on sale margins, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities.

U.S. Bancorp Third Quarter 2020 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q20 vs	3Q20 vs	YTD	YTD	Percent
	2020	2020	2019	2Q20	3Q19	2020	2019	Change

Compensation	$1,687	$1,685	$1,595	.1	5.8	$4,992	$4,728	5.6
Employee benefits	335	314	324	6.7	3.4	1,001	971	3.1
Net occupancy and equipment	276	271	279	1.8	(1.1)	823	837	(1.7)
Professional services	102	106	114	(3.8)	(10.5)	307	315	(2.5)
Marketing and business development	72	67	109	7.5	(33.9)	213	309	(31.1)
Technology and communications	334	309	277	8.1	20.6	932	804	15.9
Postage, printing and supplies	70	72	74	(2.8)	(5.4)	214	219	(2.3)
Other intangibles	44	43	42	2.3	4.8	129	124	4.0
Other	451	451	330	--	36.7	1,394	1,077	29.4

Total noninterest expense	$3,371	$3,318	$3,144	1.6	7.2	$10,005	$9,384	6.6

Third quarter noninterest expense of $3,371 million was $227 million (7.2 percent) higher than the third quarter of 2019 driven by $157 million of incremental costs related to the prepaid card business ($48 million), expenses related to COVID-19 ($49 million) and revenue-related expenses due to higher mortgage production and capital markets activities ($60 million) in addition to business investments, including increased digital capabilities. The categories of expense impacted primarily included personnel expense, technology and communications expense, and other noninterest expense, partially offset by lower marketing and business development expense. Compensation expense increased $92 million (5.8 percent) compared with the third quarter of 2019 due to merit and variable compensation related to business production in mortgage banking and capital markets. Employee benefits expense increased $11 million (3.4 percent) primarily due to higher pension expense. Technology and communications expense increased $57 million (20.6 percent) primarily due to capital expenditures supporting business growth and the impact of increased call center volume related to prepaid cards. Other noninterest expense increased $121 million (36.7 percent) which reflected approximately $75 million of expenses for revenue-related costs and COVID-19, including increased liabilities driven by future delivery exposure related to merchant processing for airlines, higher FDIC insurance expense driven by an increase in the assessment base and higher state franchise taxes. These increases were partly offset by lower professional services expense of $12 million (10.5 percent) primarily due to initiatives completed in 2019 and lower marketing and business development expense of $37 million (33.9 percent) due to the timing of marketing campaigns and a reduction in travel as a result of COVID-19.

Noninterest expense increased $53 million (1.6 percent) on a linked quarter basis reflecting higher employee benefits and technology and communications expense. Employee benefits expense increased $21 million (6.7 percent) primarily due to higher medical claims expense. Technology and communications expense increased $25 million (8.1 percent) primarily due to the acquisition of the State Farm credit card portfolio in the third quarter of 2020 and increased call center volume related to prepaid credit cards. The increase in third quarter 2020 expenses on a linked quarter basis was higher than expected primarily due to strong revenue-related costs associated with mortgage banking, capital markets and the prepaid card business.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2020 resulted in a tax rate of 19.0 percent on a taxable-equivalent basis (effective tax rate of 18.0 percent), compared with 20.4 percent on a taxable-equivalent basis (effective tax rate of 19.6 percent) in the third quarter of 2019, and a tax rate of 11.2 percent on a taxable-equivalent basis (effective tax rate of 8.4 percent) in the second quarter of 2020. The reduced tax rate for the second quarter of 2020 was primarily a result of reduced pretax income being impacted by current economic conditions, including the higher provision for credit losses.

U.S. Bancorp Third Quarter 2020 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q		2Q		1Q		4Q		3Q
	2020	% (a)	2020	% (a)	2020	% (a)	2019	% (a)	2019	% (a)
Balance, beginning of period	$7,890		$6,590		$4,491		$4,481		$4,466
Change in accounting principle (b)	--		--		1,499		--		--
Net charge-offs
Commercial	167	.60	105	.34	69	.28	74	.30	72	.29
Lease financing	11	.78	6	.43	5	.36	4	.29	3	.22

Total commercial	178	.61	111	.35	74	.28	78	.30	75	.29
Commercial mortgages	85	1.13	19	.25	(1)	(.01)	7	.10	3	.04
Construction and development	(2)	(.07)	3	.11	(1)	(.04)	--	--	3	.11

Total commercial real estate	83	.81	22	.22	(2)	(.02)	7	.07	6	.06

Residential mortgages	(3)	(.02)	(3)	(.02)	1	.01	(1)	(.01)	(3)	(.02)

Credit card	201	3.63	229	4.28	234	3.95	230	3.79	211	3.53

Retail leasing (c)	20	.94	33	1.58	19	.90	4	.19	3	.14
Home equity and second mortgages	(2)	(.06)	--	--	1	.03	--	--	(1)	(.03)
Other	38	.43	45	.54	66	.79	67	.79	61	.72

Total other retail	56	.39	78	.56	86	.61	71	.49	63	.43

Total net charge-offs	515	.66	437	.55	393	.53	385	.52	352	.48
Provision for credit losses	635		1,737		993		395		367

Balance, end of period	$8,010		$7,890		$6,590		$4,491		$4,481

Components
Allowance for loan losses	$7,407		$7,383		$6,216		$4,020		$4,007
Liability for unfunded credit commitments	603		507		374		471		474

Total allowance for credit losses	$8,010		$7,890		$6,590		$4,491		$4,481

Gross charge-offs	$611		$522		$491		$479		$451
Gross recoveries	$96		$85		$98		$94		$99

Allowance for credit losses as a percentage of
Period-end loans	2.61		2.54		2.07		1.52		1.52
Nonperforming loans	678		737		809		649		541
Nonperforming assets	631		673		697		542		458

(a)  Annualized and calculated on average loan balances

(b)  Effective January 1, 2020, the Company adopted accounting guidance which changed impairment recognition of financial instruments to a model that is based on expected losses rather than incurred losses

(c)   Includes end of term losses on residual lease values as of January 1, 2020

U.S. Bancorp Third Quarter 2020 Results

During the third quarter of 2020, economic conditions moderated in line with published expectations. Economic projections for both the gross domestic product and unemployment levels improved from the second quarter. In addition to these factors, expected loss estimates consider various factors including potential mitigating effects of government stimulus, estimated duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts designed to limit long term effects of the pandemic, among other factors. As a result of these factors, the Company’s provision for credit losses for the third quarter of 2020 was $635 million, which was $1,102 million lower than the prior quarter and $268 million higher than the third quarter of 2019. The Company’s provision for the third quarter of 2020 included a $120 million increase in the allowance for credit losses to recognize the expected losses within the acquired State Farm credit card portfolio as well as higher net charge-offs driven by the ongoing effects of adverse economic conditions.

Total net charge-offs in the third quarter of 2020 were $515 million, compared with $437 million in the second quarter of 2020, and $352 million in the third quarter of 2019. The net charge-off ratio was 0.66 percent in the third quarter of 2020, compared with 0.55 percent in the second quarter of 2020 and 0.48 percent in the third quarter of 2019. Net charge-offs increased $78 million (17.8 percent) compared with the second quarter of 2020 mainly due to higher total commercial and total commercial real estate net charge-offs, partially offset by lower credit card and total other retail net charge-offs. Net charge-offs increased $163 million (46.3 percent) compared with the third quarter of 2019 primarily due to higher total commercial, total commercial real estate, and retail leasing net charge-offs, partly offset by lower other retail net charge-offs. The year-over-year increase in retail leasing net charge-offs reflects the inclusion of end of term losses on residual lease values as of January 1, 2020.

Nonperforming assets were $1,270 million at September 30, 2020, compared with $1,173 million at June 30, 2020, and $979 million at September 30, 2019. The ratio of nonperforming assets to loans and other real estate was 0.41 percent at September 30, 2020, compared with 0.38 percent at June 30, 2020, and 0.33 percent at September 30, 2019. The year-over-year increase in nonperforming assets was primarily due to increases in total commercial and total commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $461 million at September 30, 2020, compared with $556 million at June 30, 2020, and $600 million at September 30, 2019. The Company expects credit losses and nonperforming assets to continue to increase given current economic conditions.

The allowance for credit losses was $8,010 million at September 30, 2020, compared with $7,890 million at June 30, 2020, and $4,481 million at September 30, 2019. The increase year-over-year was due to the impact of the change in accounting principle on January 1, 2020, which added $1.5 billion to the allowance for credit losses, along with the reserve build related to the potential economic impact of COVID-19. The increase on a linked quarter basis was primarily due to the reserve build related to the State Farm credit card portfolio acquisition. The ratio of the allowance for credit losses to period-end loans was 2.61 percent at September 30, 2020, compared with 2.54 percent at June 30, 2020, and 1.52 percent at September 30, 2019. The ratio of the allowance for credit losses to nonperforming loans was 678 percent at September 30, 2020, compared with 737 percent at June 30, 2020, and 541 percent at September 30, 2019.

U.S. Bancorp Third Quarter 2020 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2020	2020	2020	2019	2019

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.07	.06	.08	.10
Commercial real estate	--	--	--	.01	.01
Residential mortgages	.15	.16	.15	.17	.17
Credit card	.91	1.22	1.29	1.23	1.16
Other retail	.14	.16	.17	.17	.18
Total loans	.15	.18	.18	.20	.20

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.48	.45	.31	.27	.40
Commercial real estate	.82	.48	.25	.21	.23
Residential mortgages	.46	.50	.49	.51	.53
Credit card	.91	1.22	1.29	1.23	1.16
Other retail	.40	.48	.45	.46	.47
Total loans	.53	.52	.44	.44	.49

ASSET QUALITY (a)
($ in millions)
	Sep 30 2020	Jun 30 2020	Mar 31 2020	Dec 31 2019	Sep 30 2019
Nonperforming loans
Commercial	$403	$403	$276	$172	$290
Lease financing	56	53	33	32	29
Total commercial	459	456	309	204	319
Commercial mortgages	323	188	89	74	82
Construction and development	7	7	12	8	7
Total commercial real estate	330	195	101	82	89
Residential mortgages	240	242	243	241	251
Credit card	--	--	--	--	--
Other retail	152	178	162	165	170

Total nonperforming loans	1,181	1,071	815	692	829

Other real estate	35	52	70	78	84

Other nonperforming assets	54	50	61	59	66

Total nonperforming assets	$1,270	$1,173	$946	$829	$979
Accruing loans 90 days or more past due	$461	$556	$579	$605	$600

Performing restructured loans, excluding GNMA	$2,081	$1,994	$2,080	$2,129	$2,145

Performing restructured GNMA	$1,415	$1,522	$1,619	$1,622	$1,690

Nonperforming assets to loans plus ORE (%)	.41	.38	.30	.28	.33

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2020 Results

COMMON SHARES
(Millions)	3Q 2020	2Q 2020	1Q 2020	4Q 2019	3Q 2019
Beginning shares outstanding	1,506	1,506	1,534	1,571	1,584
Shares issued for stock incentive plans, acquisitions and other corporate purposes	--	--	3	3	1
Shares repurchased	--	--	(31)	(40)	(14)

Ending shares outstanding	1,506	1,506	1,506	1,534	1,571

CAPITAL POSITION
($ in millions)	Sep 30 2020	Jun 30 2020	Mar 31 2020	Dec 31 2019	Sep 30 2019

Total U.S. Bancorp shareholders’ equity	$52,565	$51,850	$51,532	$51,853	$53,517

Basel III Standardized Approach (a)
Common equity tier 1 capital	$37,485	$36,351	$36,224	$35,713	$37,653
Tier 1 capital	43,916	42,781	42,651	41,721	43,667
Total risk-based capital	52,086	51,457	51,277	49,744	51,684

Common equity tier 1 capital ratio	9.4%	9.0%	9.0%	9.1%	9.6%
Tier 1 capital ratio	11.0	10.6	10.5	10.7	11.2
Total risk-based capital ratio	13.1	12.8	12.7	12.7	13.2
Leverage ratio	8.3	8.0	8.8	8.8	9.3

Tangible common equity to tangible assets (b)	7.0	6.7	6.7	7.5	8.0
Tangible common equity to risk-weighted assets (b)	9.3	9.0	8.9	9.3	9.7

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.0	8.7	8.6

(a) 2020 amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 17

Total U.S. Bancorp shareholders’ equity was $52.6 billion at September 30, 2020, compared with $51.9 billion at June 30, 2020, and $53.5 billion at September 30, 2019. Beginning in March 2020, the Company suspended all common stock repurchases except for those done exclusively in connection with its stock-based compensation programs. This action was initially taken by U.S. Bancorp to maintain strong capital levels given the impact and uncertainties of COVID-19 on the economy and global markets. Due to continued economic uncertainty, the Federal Reserve Board prohibited all large banks, including U.S. Bancorp, from making common stock repurchases during the third and fourth quarters.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.4 percent at September 30, 2020, compared with 9.0 percent at June 30, 2020, and 9.6 percent at September 30, 2019. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.0 percent at September 30, 2020, compared with 8.7 percent at June 30, 2020.

U.S. Bancorp Third Quarter 2020 Results

Investor Conference Call

On Wednesday, October 14, 2020, at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866.316.1409. Participants calling from outside the United States and Canada, please dial 706.634.9086. The conference ID number for all participants is 1895575. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CT on Wednesday, October 14 and will be accessible until Wednesday, October 21 at 11:59 p.m. CT. To access the recorded message within the United States and Canada, please dial 855.859.2056. If calling from outside the United States and Canada, please dial 404.537.3406 to access the recording. The conference ID is 1895575.

About U.S. Bancorp

U.S. Bancorp, with more than 70,000 employees and $540 billion in assets as of September 30, 2020, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank one of the 2020 World’s Most Ethical Companies. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting U.S. Bancorp, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Third Quarter 2020 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”) or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the first quarter of 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2020	2019	2020	2019
Interest Income
Loans	$2,892	$3,555	$9,152	$10,677
Loans held for sale	61	48	157	107
Investment securities	586	734	1,908	2,184
Other interest income	34	100	144	271
Total interest income	3,573	4,437	11,361	13,239
Interest Expense
Deposits	130	744	849	2,201
Short-term borrowings	19	97	124	281
Long-term debt	197	315	738	912
Total interest expense	346	1,156	1,711	3,394
Net interest income	3,227	3,281	9,650	9,845
Provision for credit losses	635	367	3,365	1,109
Net interest income after provision for credit losses	2,592	2,914	6,285	8,736
Noninterest Income
Credit and debit card revenue	388	366	976	1,035
Corporate payment products revenue	125	177	371	506
Merchant processing services	347	410	950	1,192
Trust and investment management fees	434	421	1,295	1,235
Deposit service charges	170	234	512	678
Treasury management fees	145	139	425	438
Commercial products revenue	303	240	904	708
Mortgage banking revenue	553	272	1,596	630
Investment products fees	48	46	142	138
Securities gains (losses), net	12	25	143	47
Other	187	284	537	788
Total noninterest income	2,712	2,614	7,851	7,395
Noninterest Expense
Compensation	1,687	1,595	4,992	4,728
Employee benefits	335	324	1,001	971
Net occupancy and equipment	276	279	823	837
Professional services	102	114	307	315
Marketing and business development	72	109	213	309
Technology and communications	334	277	932	804
Postage, printing and supplies	70	74	214	219
Other intangibles	44	42	129	124
Other	451	330	1,394	1,077
Total noninterest expense	3,371	3,144	10,005	9,384
Income before income taxes	1,933	2,384	4,131	6,747
Applicable income taxes	347	467	671	1,294
Net income	1,586	1,917	3,460	5,453
Net (income) loss attributable to noncontrolling interests	(6)	(9)	(20)	(25)
Net income attributable to U.S. Bancorp	$1,580	$1,908	$3,440	$5,428
Net income applicable to U.S. Bancorp common shareholders	$1,494	$1,821	$3,196	$5,175
Earnings per common share	$.99	$1.16	$2.12	$3.26
Diluted earnings per common share	$.99	$1.15	$2.11	$3.25
Dividends declared per common share	$.42	$.42	$1.26	$1.16
Average common shares outstanding	1,506	1,575	1,510	1,589
Average diluted common shares outstanding	1,507	1,578	1,511	1,592

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	September 30, 2020	December 31, 2019	September 30, 2019
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$44,047	$22,405	$15,272
Investment securities
Held-to-maturity	--	--	46,481
Available-for-sale	134,032	122,613	74,598
Loans held for sale	7,618	5,578	4,528
Loans
Commercial	110,764	103,863	104,654
Commercial real estate	40,380	39,746	39,268
Residential mortgages	76,789	70,586	69,378
Credit card	21,898	24,789	23,890
Other retail	57,154	57,118	57,448
Total loans	306,985	296,102	294,638
Less allowance for loan losses	(7,407)	(4,020)	(4,007)
Net loans	299,578	292,082	290,631
Premises and equipment	3,516	3,702	3,673
Goodwill	9,889	9,655	9,632
Other intangible assets	2,654	3,223	2,983
Other assets	39,121	36,168	39,873
Total assets	$540,455	$495,426	$487,671

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$114,583	$75,590	$82,232
Interest-bearing	298,634	286,326	277,483
Total deposits	413,217	361,916	359,715
Short-term borrowings	13,723	23,723	14,579
Long-term debt	42,443	40,167	41,274
Other liabilities	17,877	17,137	17,956
Total liabilities	487,260	442,943	433,524
Shareholders’ equity
Preferred stock	5,984	5,984	5,984
Common stock	21	21	21
Capital surplus	8,516	8,475	8,490
Retained earnings	63,391	63,186	62,419
Less treasury stock	(25,959)	(24,440)	(22,224)
Accumulated other comprehensive income (loss)	612	(1,373)	(1,173)
Total U.S. Bancorp shareholders’ equity	52,565	51,853	53,517
Noncontrolling interests	630	630	630
Total equity	53,195	52,483	54,147
Total liabilities and equity	$540,455	$495,426	$487,671

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	September 30, 2020		June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total equity	$53,195		$52,480	$52,162	$52,483	$54,147
Preferred stock	(5,984)		(5,984)	(5,984)	(5,984)	(5,984)
Noncontrolling interests	(630)		(630)	(630)	(630)	(630)
Goodwill (net of deferred tax liability) (1)	(8,992)		(8,954)	(8,958)	(8,788)	(8,781)
Intangible assets, other than mortgage servicing rights	(676)		(678)	(742)	(677)	(687)
Tangible common equity (a)	36,913		36,234	35,848	36,404	38,065

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	37,485		36,351	36,224
Adjustments (2)	(1,733)		(1,702)	(1,377)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	35,752		34,649	34,847

Total assets	540,455		546,652	542,909	495,426	487,671
Goodwill (net of deferred tax liability) (1)	(8,992)		(8,954)	(8,958)	(8,788)	(8,781)
Intangible assets, other than mortgage servicing rights	(676)		(678)	(742)	(677)	(687)
Tangible assets (c)	530,787		537,020	533,209	485,961	478,203

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (d)	397,657	*	401,832	404,627	391,269	390,622
Adjustments (3)	(1,449	) *	(1,394)	(958)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	396,208	*	400,438	403,669

Ratios*
Tangible common equity to tangible assets (a)/(c)	7.0%		6.7%	6.7%	7.5%	8.0%
Tangible common equity to risk-weighted assets (a)/(d)	9.3		9.0	8.9	9.3	9.7
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.0		8.7	8.6

	Three Months Ended
	September 30, 2020		June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net income applicable to U.S. Bancorp common shareholders	$1,494		$614	$1,088	$1,408	$1,821
Intangibles amortization (net-of-tax)	35		34	33	35	33
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,529		648	1,121	1,443	1,854
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,083		2,606	4,509	5,725	7,356

Average total equity	53,046		52,871	51,776	53,777	53,921
Average preferred stock	(5,984)		(5,984)	(5,984)	(5,984)	(5,984)
Average noncontrolling interests	(630)		(630)	(630)	(630)	(629)
Average goodwill (net of deferred tax liability) (1)	(8,975)		(8,960)	(8,825)	(8,796)	(8,725)
Average intangible assets, other than mortgage servicing rights	(711)		(706)	(688)	(683)	(689)
Average tangible common equity (g)	36,746		36,591	35,649	37,684	37,894

Return on tangible common equity (f)/(g)	16.6%		7.1%	12.6%	15.2%	19.4%

Net interest income	$3,227		$3,200	$3,223	$3,207	$3,281
Taxable-equivalent adjustment (4)	25		24	24	24	25
Net interest income, on a taxable-equivalent basis	3,252		3,224	3,247	3,231	3,306

Net interest income, on a taxable-equivalent basis (as calculated above)	3,252		3,224	3,247	3,231	3,306
Noninterest income	2,712		2,614	2,525	2,436	2,614
Less: Securities gains (losses), net	12		81	50	26	25
Total net revenue, excluding net securities gains (losses) (h)	5,952		5,757	5,722	5,641	5,895

Noninterest expense (i)	3,371		3,318	3,316	3,401	3,144
Less: Intangible amortization	44		43	42	44	42
Noninterest expense, excluding intangible amortization (j)	3,327		3,275	3,274	3,357	3,102

Efficiency ratio (i)/(h)	56.6%		57.6%	58.0%	60.3%	53.3%
Tangible efficiency ratio (j)/(h)	55.9		56.9	57.2	59.5	52.6

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change
Corporate and Commercial Banking	$421	$589	$406	(28.5)	3.7	$1,165	$1,279	(8.9)
Consumer and Business Banking	758	670	655	13.1	15.7	2,050	1,809	13.3
Wealth Management and Investment Services	168	194	229	(13.4)	(26.6)	567	680	(16.6)
Payment Services	313	382	398	(18.1)	(21.4)	988	1,070	(7.7)
Treasury and Corporate Support	(80)	(1,146)	220	93.0	nm	(1,330)	590	nm

Consolidated Company	$1,580	$689	$1,908	nm	(17.2)	$3,440	$5,428	(36.6)

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2020, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$808	$892	$767	(9.4)	5.3	$2,498	$2,318	7.8
Noninterest income	260	339	212	(23.3)	22.6	870	663	31.2
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,068	1,231	979	(13.2)	9.1	3,368	2,981	13.0
Noninterest expense	416	425	397	(2.1)	4.8	1,278	1,225	4.3
Other intangibles	--	--	1	--	nm	--	3	nm
Total noninterest expense	416	425	398	(2.1)	4.5	1,278	1,228	4.1
Income before provision and taxes	652	806	581	(19.1)	12.2	2,090	1,753	19.2
Provision for credit losses	90	21	39	nm	nm	536	46	nm
Income before income taxes	562	785	542	(28.4)	3.7	1,554	1,707	(9.0)
Income taxes and taxable-equivalent adjustment	141	196	136	(28.1)	3.7	389	428	(9.1)
Net income	421	589	406	(28.5)	3.7	1,165	1,279	(8.9)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$421	$589	$406	(28.5)	3.7	$1,165	$1,279	(8.9)

Average Balance Sheet Data
Loans	$108,158	$122,945	$98,760	(12.0)	9.5	$111,478	$98,785	12.8
Other earning assets	4,110	3,847	4,016	6.8	2.3	4,170	3,692	12.9
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	6	6	8	--	(25.0)	6	9	(33.3)
Assets	121,014	135,498	109,480	(10.7)	10.5	123,929	108,539	14.2

Noninterest-bearing deposits	43,302	38,675	29,058	12.0	49.0	37,129	29,435	26.1
Interest-bearing deposits	82,448	95,359	72,087	(13.5)	14.4	86,138	71,331	20.8
Total deposits	125,750	134,034	101,145	(6.2)	24.3	123,267	100,766	22.3

Total U.S. Bancorp shareholders’ equity	16,541	17,294	15,580	(4.4)	6.2	16,548	15,453	7.1

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $421 million of the Company’s net income in the third quarter of 2020, compared with $406 million in the third quarter of 2019. Total net revenue increased $89 million (9.1 percent) due to an increase of $41 million (5.3 percent) in net interest income and an increase of $48 million (22.6 percent) in total noninterest income. Net interest income increased primarily due to strong loan growth, loan fees, and higher noninterest-bearing and interest-bearing deposit balances, partially offset by the impact on net interest margin of lower spreads on loans, reflecting changing interest rates given the economic environment. Total noninterest income increased year-over-year primarily due to higher corporate bond issuance fees and trading activities as corporate customers access the fixed income capital markets for bond issuances. Total noninterest expense was $18 million (4.5 percent) higher compared with a year ago primarily driven by higher compensation expense due to merit and variable compensation related to fixed income capital markets business production and higher FDIC insurance expense, partially offset by lower net shared services expense and lower other noninterest expense due to a reduction in travel as a result of COVID-19. The provision for credit losses increased $51 million primarily due to higher net charge-offs, partially offset by a favorable change in the reserve allocation driven by a linked quarter decline in loan balances net of the impact of credit risk rating downgrades.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,603	$1,483	$1,602	8.1	.1	$4,629	$4,780	(3.2)
Noninterest income	891	921	666	(3.3)	33.8	2,569	1,768	45.3
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,494	2,404	2,268	3.7	10.0	7,198	6,548	9.9
Noninterest expense	1,406	1,396	1,321	.7	6.4	4,145	3,904	6.2
Other intangibles	4	4	5	--	(20.0)	12	15	(20.0)
Total noninterest expense	1,410	1,400	1,326	.7	6.3	4,157	3,919	6.1
Income before provision and taxes	1,084	1,004	942	8.0	15.1	3,041	2,629	15.7
Provision for credit losses	73	110	69	(33.6)	5.8	306	218	40.4
Income before income taxes	1,011	894	873	13.1	15.8	2,735	2,411	13.4
Income taxes and taxable-equivalent adjustment	253	224	218	12.9	16.1	685	602	13.8
Net income	758	670	655	13.1	15.7	2,050	1,809	13.3
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$758	$670	$655	13.1	15.7	$2,050	$1,809	13.3

Average Balance Sheet Data
Loans	$156,779	$150,210	$145,940	4.4	7.4	$151,256	$143,862	5.1
Other earning assets	8,206	6,576	4,711	24.8	74.2	6,589	3,486	89.0
Goodwill	3,475	3,475	3,475	--	--	3,508	3,475	.9
Other intangible assets	1,942	1,935	2,444	.4	(20.5)	2,095	2,679	(21.8)
Assets	175,760	167,531	160,863	4.9	9.3	168,419	157,708	6.8

Noninterest-bearing deposits	39,941	34,630	28,590	15.3	39.7	34,167	27,402	24.7
Interest-bearing deposits	149,882	144,264	129,587	3.9	15.7	142,649	128,592	10.9
Total deposits	189,823	178,894	158,177	6.1	20.0	176,816	155,994	13.3

Total U.S. Bancorp shareholders’ equity	15,111	14,975	15,229	.9	(.8)	15,038	15,117	(.5)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $758 million of the Company’s net income in the third quarter of 2020, compared with $655 million in the third quarter of 2019. Total net revenue increased $226 million (10.0 percent) reflecting essentially flat net interest income and an increase of $225 million (33.8 percent) in total noninterest income. Net interest income reflects higher noninterest-bearing and interest-bearing deposit balances and loan growth driven in part by loans made under the SBA’s Paycheck Protection Program and higher GNMA buybacks, mostly offset by the impact of declining interest rates on deposit spreads. Total noninterest income increased primarily due to higher mortgage production and stronger gain on sale margins, partially offset by the unfavorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Other noninterest income increased primarily due to higher than expected retail leasing end of term residual gains. Partially offsetting this favorability, deposit service charges declined primarily due to lower volume. Total noninterest expense in the third quarter of 2020 increased $84 million (6.3 percent) primarily due to higher net shared services expense reflecting the impact of investment in infrastructure supporting business growth and higher variable compensation related to strong mortgage banking origination activities, partially offset by lower other noninterest expense due to a reduction in travel as a result of COVID-19. The provision for credit losses increased $4 million (5.8 percent) due to an unfavorable change in the reserve allocation, mostly offset by lower net charge-offs reflecting stability in credit quality and a reduction in outstanding loan balances.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$240	$255	$295	(5.9)	(18.6)	$779	$894	(12.9)
Noninterest income	469	464	454	1.1	3.3	1,399	1,330	5.2
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	709	719	749	(1.4)	(5.3)	2,178	2,224	(2.1)
Noninterest expense	470	459	439	2.4	7.1	1,380	1,308	5.5
Other intangibles	3	3	3	--	--	9	9	--
Total noninterest expense	473	462	442	2.4	7.0	1,389	1,317	5.5
Income before provision and taxes	236	257	307	(8.2)	(23.1)	789	907	(13.0)
Provision for credit losses	12	(2)	1	nm	nm	33	--	nm
Income before income taxes	224	259	306	(13.5)	(26.8)	756	907	(16.6)
Income taxes and taxable-equivalent adjustment	56	65	77	(13.8)	(27.3)	189	227	(16.7)
Net income	168	194	229	(13.4)	(26.6)	567	680	(16.6)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$168	$194	$229	(13.4)	(26.6)	$567	$680	(16.6)

Average Balance Sheet Data
Loans	$11,458	$11,194	$10,264	2.4	11.6	$11,087	$9,996	10.9
Other earning assets	288	285	265	1.1	8.7	285	284	.4
Goodwill	1,618	1,616	1,617	.1	.1	1,617	1,617	--
Other intangible assets	37	40	47	(7.5)	(21.3)	40	50	(20.0)
Assets	14,562	14,306	13,548	1.8	7.5	14,273	13,306	7.3

Noninterest-bearing deposits	16,797	16,319	13,613	2.9	23.4	15,454	13,513	14.4
Interest-bearing deposits	62,164	65,375	65,997	(4.9)	(5.8)	65,447	60,607	8.0
Total deposits	78,961	81,694	79,610	(3.3)	(.8)	80,901	74,120	9.1

Total U.S. Bancorp shareholders’ equity	2,482	2,478	2,456	.2	1.1	2,475	2,443	1.3

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $168 million of the Company’s net income in the third quarter of 2020, compared with $229 million in the third quarter of 2019. Total net revenue decreased $40 million (5.3 percent) year-over-year reflecting a decrease in net interest income of $55 million (18.6 percent), partly offset by an increase of $15 million (3.3 percent) in noninterest income. Net interest income decreased year-over-year primarily due to the declining margin benefit of deposits, given lower interest rates, and lower interest-bearing deposit balances, partially offset by higher noninterest-bearing deposits and favorable deposit mix. Total noninterest income increased primarily due to the impact of favorable market conditions and business growth on trust and investment management fees, partially offset by higher fee waivers related to the money market funds. Total noninterest expense increased $31 million (7.0 percent) compared with the third quarter of 2019 reflecting increased net shared services expense due to technology development, along with higher other noninterest expense due to the allocation to the business line of previously reserved legal matters, and higher compensation expense due to the impact of merit increases, partially offset by lower other noninterest expense due to a reduction in travel as a result of COVID-19. The provision for credit losses increased $11 million reflecting an unfavorable change in the reserve allocation driven by downgrades within the loan portfolio.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$634	$603	$629	5.1	.8	$1,888	$1,835	2.9
Noninterest income	867	658	957	31.8	(9.4)	2,319	2,761	(16.0)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,501	1,261	1,586	19.0	(5.4)	4,207	4,596	(8.5)
Noninterest expense	800	746	762	7.2	5.0	2,303	2,231	3.2
Other intangibles	37	36	33	2.8	12.1	108	97	11.3
Total noninterest expense	837	782	795	7.0	5.3	2,411	2,328	3.6
Income before provision and taxes	664	479	791	38.6	(16.1)	1,796	2,268	(20.8)
Provision for credit losses	246	(31)	260	nm	(5.4)	477	841	(43.3)
Income before income taxes	418	510	531	(18.0)	(21.3)	1,319	1,427	(7.6)
Income taxes and taxable-equivalent adjustment	105	128	133	(18.0)	(21.1)	331	357	(7.3)
Net income	313	382	398	(18.1)	(21.4)	988	1,070	(7.7)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$313	$382	$398	(18.1)	(21.4)	$988	$1,070	(7.7)

Average Balance Sheet Data
Loans	$31,168	$30,321	$34,044	2.8	(8.4)	$31,725	$33,251	(4.6)
Other earning assets	5	5	6	--	(16.7)	5	6	(16.7)
Goodwill	3,123	3,101	2,825	.7	10.5	3,027	2,815	7.5
Other intangible assets	602	590	548	2.0	9.9	584	532	9.8
Assets	36,191	35,011	39,879	3.4	(9.2)	36,497	39,108	(6.7)

Noninterest-bearing deposits	6,886	3,165	1,266	nm	nm	3,852	1,221	nm
Interest-bearing deposits	124	117	117	6.0	6.0	119	114	4.4
Total deposits	7,010	3,282	1,383	nm	nm	3,971	1,335	nm

Total U.S. Bancorp shareholders’ equity	6,219	5,869	6,102	6.0	1.9	6,056	6,037	.3

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $313 million of the Company’s net income in the third quarter of 2020, compared with $398 million in the third quarter of 2019. Total net revenue decreased $85 million (5.4 percent) due to an increase of $5 million (0.8 percent) in net interest income that was more than offset by a decrease of $90 million (9.4 percent) in total noninterest income. Net interest income increased primarily due to favorable margin benefit of deposits and higher deposit balances as a result of state unemployment programs utilizing prepaid cards, mostly offset by lower loan volume, loan spreads, and balance transfer loan fees. Total noninterest income decreased year-over-year mainly due to the impacts of COVID-19 on consumer and business spending volume in merchant processing services and corporate payment products. Credit and debit card revenue increased due to higher prepaid card fees as a result of state unemployment programs. Excluding this impact, credit and debit card revenues decreased compared to the third quarter of 2019 consistent with lower sales volumes compared to a year ago. Total noninterest expense increased $42 million (5.3 percent) reflecting incremental costs related to the prepaid card business and higher software expense due to capital expenditures and acquisitions, partially offset by lower marketing and business development expense due to the timing of certain marketing campaigns. The provision for credit losses decreased $14 million (5.4 percent) primarily due to lower net charge-offs and a favorable change in the reserve allocation driven by lower outstanding loan balances and lower delinquency rates, partially offset by the impact of allowance for credit losses to recognize the expected losses within the acquired State Farm credit card portfolio.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	3Q 2020	2Q 2020	3Q 2019	3Q20 vs 2Q20	3Q20 vs 3Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$(33)	$(9)	$13	nm	nm	$(71)	$97	nm
Noninterest income	213	151	300	41.1	(29.0)	551	826	(33.3)
Securities gains (losses), net	12	81	25	(85.2)	(52.0)	143	47	nm
Total net revenue	192	223	338	(13.9)	(43.2)	623	970	(35.8)
Noninterest expense	235	249	183	(5.6)	28.4	770	592	30.1
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	235	249	183	(5.6)	28.4	770	592	30.1
Income before provision and taxes	(43)	(26)	155	(65.4)	nm	(147)	378	nm
Provision for credit losses	214	1,639	(2)	(86.9)	nm	2,013	4	nm
Income before income taxes	(257)	(1,665)	157	84.6	nm	(2,160)	374	nm
Income taxes and taxable-equivalent adjustment	(183)	(525)	(72)	65.1	nm	(850)	(241)	nm
Net income (loss)	(74)	(1,140)	229	93.5	nm	(1,310)	615	nm
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(9)	--	33.3	(20)	(25)	20.0
Net income (loss) attributable to U.S. Bancorp	$(80)	$(1,146)	$220	93.0	nm	$(1,330)	$590	nm

Average Balance Sheet Data
Loans	$3,455	$3,437	$3,428	.5	.8	$3,389	$3,384	.1
Other earning assets	162,477	165,299	134,239	(1.7)	21.0	156,034	130,680	19.4
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	189,375	191,960	157,684	(1.3)	20.1	182,262	153,555	18.7

Noninterest-bearing deposits	2,449	2,317	2,067	5.7	18.5	2,333	2,140	9.0
Interest-bearing deposits	1,530	3,082	7,551	(50.4)	(79.7)	3,310	9,208	(64.1)
Total deposits	3,979	5,399	9,618	(26.3)	(58.6)	5,643	11,348	(50.3)

Total U.S. Bancorp shareholders’ equity	12,063	11,625	13,925	3.8	(13.4)	11,819	13,396	(11.8)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded a net loss of $80 million in the third quarter of 2020, compared with net income of $220 million in the third quarter of 2019. Total net revenue decreased $146 million (43.2 percent) year-over-year driven by decreases in net interest income of $46 million and $100 million (30.8 percent) in total noninterest income. Net interest income decreased primarily due to higher prepayment amortization and lower reinvestment yields within the investment portfolio compared with a year ago. Total noninterest income decreased primarily due to lower equity investment income, tax-advantaged investment syndication revenue, certain asset impairments as a result of branch optimization initiatives and lower securities gains. Total noninterest expense increased $52 million (28.4 percent) year-over-year primarily due to recognition of liabilities related to airline exposure and COVID-related expenses. The provision for credit losses increased $216 million reflecting the residual impact of changes in the allowance for credit losses being impacted by adverse economic conditions and the expected credit losses within the Company’s loan portfolios. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7